400 Chestnut Ridge Road	N E W S R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports GAAP Earnings of $3.12 Per Share for Fiscal 2006 and GAAP Earnings of $0.76 Per Share for Fourth Quarter on Strong Revenue Growth
Adjusted Earnings Were $3.23 and $0.84 Per Share, Respectively
Woodcliff Lake, NJ – August 15, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $336.5 million, or $3.12 per fully diluted share, on revenues of $1.3 billion for the fiscal year ended June 30, 2006. The current year results compare with prior year net earnings of $215.0 million, or $2.03 per fully diluted share, on total revenues of $1.05 billion. Adjusted earnings for fiscal 2006 were $347.9 million, or $3.23 per fully diluted share, compared to adjusted earnings of $254.3 million, or $2.40 per fully diluted share, for the prior year period, in each case excluding unusual or infrequent charges or benefits, as discussed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release.
For the fourth quarter ended June 30, 2006, the Company recorded net earnings of $82.3 million, or $0.76 per fully diluted share, on revenues of $351.7 million. The current year results compare with net earnings of $42.1 million, or $0.40 per fully diluted share, on revenues of $280.5 million in the fourth quarter of fiscal 2005. Adjusted earnings for the fourth quarter ended June 30, 2006 were $91.1 million, or $0.84 per fully diluted share, compared to adjusted earnings of $81.4 million, or $0.77 per fully diluted share, for the prior year period, in each case excluding unusual or infrequent charges or benefits, as discussed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release.
“Double-digit percentage increases in sales for our generic and proprietary businesses, as well as $146 million of alliance, development and other revenue from our arrangements with Teva and Kos, resulted in an extremely successful Fiscal 2006,” said Bruce L. Downey, Barr’s Chairman and CEO. “Increased generic sales were driven by Desmopressin and Didanosine, and continued strength in our oral contraceptive portfolio. Proprietary sales were driven by our ParaGard® IUD and Mircette® oral contraceptive products that were acquired during the fiscal year, and increased sales of SEASONALE® extended-cycle oral contraceptive. Among the other highlights for fiscal 2006 were the launch of our ENJUVIA™ hormone therapy, approval for our SEASONIQUE™ extended-cycle oral contraceptive and the implementation of our SAP enterprise resource system. It was an extraordinary year across the Company.”
Revenues
Generic Product Sales
The Company’s generic product sales for fiscal 2006 increased 12% to $839 million, compared to $751 million for fiscal 2005. For the fourth quarter, generic product sales increased 17% to

$222 million, compared to $190 million in the prior year period. A discussion of generic product sales is presented below.
Oral Contraceptives
Sales of generic oral contraceptives were up slightly to $399 million for fiscal 2006, compared to $397 million in the prior year. For the fourth quarter of fiscal 2006, generic oral contraceptive sales increased 6% to $107 million, compared to $101 million in the prior year period. The increase in sales for the full year and the quarter ended June 30, 2006 was primarily related to increased sales of Kariva® and Tri-Sprintec®.
Other Generic Products
Sales of other generic products increased 24% to $439 million in fiscal 2006, compared to $355 million in fiscal 2005. For the fourth quarter of fiscal 2006, sales of other generic products increased 29% to $115 million, compared to $89 million in the prior year period. The increase for the full year and the quarter ended June 30, 2006 was primarily attributable to sales of Desmopressin, which was launched in July 2005, and to increased sales of the Company’s Dextro Combo and Didanosine products, which more than offset lower sales of certain existing products, including Mirtazapine, Claravis™ and Warfarin Sodium.
Proprietary Product Sales
Sales of the Company’s proprietary products increased 18% to $330 million for fiscal 2006, compared to $279 million for the prior year. For the fourth quarter of fiscal 2006, proprietary product sales increased 21% to $97 million, compared to $80 million in the prior year period.
Sales of our ParaGard® IUD and Mircette® oral contraceptive, each acquired in the second quarter of fiscal 2006, together with increased sales of our SEASONALE® extended-cycle oral contraceptive, drove proprietary sales growth for the full year and quarter ended June 30, 2006. Sales of SEASONALE® increased to $100 million for fiscal 2006, compared to $87 million in the prior year period, despite decreasing to $21 million for the fourth quarter of fiscal 2006, compared to $26 million in the prior year period.
Alliance, Development and Other Revenue
The Company reported alliance, development and other revenue of $146 million for fiscal 2006, a significant increase over $17 million in the prior year period. For the quarter ended June 30, 2006, alliance, development and other revenue totaled $32 million, compared to $10 million in the prior year period. The substantial increase for both the full year and fourth quarter reflects the Company’s share of the profits earned from its agreement with Teva Pharmaceuticals on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, as well as royalties and fees earned under its April 2005 agreements with Kos Pharmaceuticals relating to the Niaspan® and Advicor® cholesterol lowering agents.
Other Income

During the quarter ended June 30, 2006, the Company recorded two unusual or infrequent items in “other income” on its income statement. First, in connection with its proposed acquisition of PLIVA d.d., the Croatian generic pharmaceutical company, the Company purchased a foreign currency option agreement in June 2006. Due to changes in exchange rates between the date of the option and the balance sheet date, the fair value of the option increased, resulting in a pre-tax benefit of $10.3 million, or $0.06 per fully diluted share. Second, the Company recorded a pre-tax gain of $6.7 million, or $0.04 per fully diluted share, representing its share of the net income recorded by two venture funds in which the Company is a limited partner. Such net income was driven principally by unrealized gains.
Stock-Based Compensation
Effective July 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123 (R) “Accounting for Stock-Based Compensation.” Accordingly, results for fiscal 2006 include stock-based compensation expense of $27 million, or $0.16 per fully diluted share, the impact of which is allocated to cost of sales, SG&A and R&D. Results for the fourth quarter of fiscal 2006 include stock-based compensation expense of $6 million, or $0.04 per fully diluted share. This new accounting guidance did not impact the Company’s financial statements in fiscal 2005.
Margins
Gross profit margins earned on product sales for fiscal 2006 were 70%, the same as in the prior fiscal year. Margins for the full year were positively impacted by an improved mix of product sales, including an increasing percentage of sales from higher-margin proprietary products, but were negatively impacted by two items: a total charge of approximately $21 million related to the inventory write-up associated with the acquisition of the ParaGard® inventory from FEI Women’s Health; and stock-based compensation expense recorded in cost of sales that was not present in the prior fiscal year.
For the quarter ended June 30, 2006, margins were 69%, down from 71% in the prior year period. Margins for the fourth quarter fiscal 2006 were negatively impacted by a charge of approximately $8 million in the quarter related to the inventory write-up discussed above and stock-based compensation expense recorded in cost of sales that was not present in the prior year period.
Update on R&D Activities
Investment in research and development totaled $140 million in fiscal 2006, compared to $128 million in the prior year period. For the fourth quarter of fiscal 2006, R&D expenses totaled $36 million, compared to $33 million in the prior year period. The increases for the full year and fourth quarter ended June 30, 2006 primarily reflect increased costs associated with both clinical studies and raw materials over the prior year periods, along with stock-based compensation expense allocated to R&D.
Generic Products

The Company has approximately 40 ANDAs, including tentatively approved applications, currently pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $11 billion in sales.
Proprietary Products
The Company currently has several New Drug Applications pending at the FDA and several proprietary products in clinical development, two of which are in Phase III studies.
Selling, General and Administrative
SG&A expenses were $335 million for fiscal 2006, compared to $299 million for the prior year. For the quarter ended June 30, 2006, SG&A expenses were $113 million, compared to $117 million for the prior year period. SG&A for the fiscal year ended June 30, 2006 includes a one-time charge, taken in the fourth quarter, of $22.5 million related to the settlement of litigation with Sandoz, a subsidiary of Novartis AG, regarding the raw material source for Warfarin Sodium, and a net benefit of $8.4 million relating to the acquisition of Mircette® and the settlement of related litigation. SG&A for the fourth quarter and fiscal year ended June 30, 2005 included a $63 million charge related to the acquisition of Mircette® and the settlement of related litigation with Organon.
The increases for the full year and fourth quarter ended June 30, 2006, excluding one time charges or benefits, were primarily due to: (1) higher sales and marketing costs related to the expansion of the Company’s sales force and higher marketing investment for the Company’s proprietary product portfolio; (2) stock-based compensation expense allocated to SG&A; (3) amortization costs associated with the acquisition of Mircette® and ParaGard®; and (4) higher IT consulting costs related to the implementation of our SAP enterprise resource system.
Tax Rate
The Company’s tax rate for fiscal 2006 was 35.7%, compared to 34.8% for the prior year. For the fourth quarter ended June 30, 2006, the Company’s tax rate was 34.6% compared to 29.6% in the prior year period.
Balance Sheet
The Company’s cash, cash equivalents and total marketable securities totaled $620 million at June 30, 2006 compared to $697 million at the end of last fiscal year. Cash flows from operations totaled $68 million for the fourth quarter of fiscal 2006 and $327 million for fiscal 2006. Capital spending totaled $11 million during the quarter and $61 million for the fiscal year.
Pending PLIVA Acquisition
On August 10, 2006 the Company announced that the Croatian Financial Services Supervisory Agency (HANFA) had approved for publication the tender offer by a Barr subsidiary for the purchase of 100% of the shares of PLIVA d.d. (LSE: PLVD; ZSE: PLVA-R-A), based in Zagreb, Croatia. Under the terms of the formal $2.3 billion cash tender offer, PLIVA shareholders who tender their shares will receive HRK 743 per share. In addition, shareholders that are registered as shareholders at the Central Depository Agency as of August 22, 2006 will receive the dividend of HRK 12 per share, for a total cash consideration of HRK 755 per share. Prior to receiving HANFA approval, in June PLIVA’s Supervisory Board endorsed a proposal for the Company’s tender offer for 100% of the outstanding shares. If the Company is successful in acquiring more than 50% of the outstanding PLIVA shares through the tender offer, it expects the acquisition to close in October 2006.
Financial Outlook
The Company intends to change its fiscal year-end from June 30th to December 31st, effective for the period beginning January 1, 2007, to be more consistent with industry standards. As a result, the Company believes that providing annual guidance for the fiscal year ending June 30, 2007 may be confusing to investors. However, the Company is today providing guidance for the three-month period ending September 30, 2006 and will provide guidance for the three-month period ending December 31, 2006 when it reports its financial results for the three-month period ending September 30, 2006 in November 2006. In addition, the Company intends to provide guidance for the calendar year ending December 31, 2007, when it reports its financial results for the six months ending December 31, 2006.
The Company estimates diluted earnings per share will be approximately $0.73 — $0.76 for the three months ending September 30, 2006. This guidance does not include any impact associated with transaction or financing costs related to the proposed PLIVA acquisition or any additional business development activities or potential litigation settlements that may occur by September 30, 2006, or any impact from share repurchases under the Company’s share repurchase program that is authorized through December 31, 2006.
Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Tuesday, August 15th to discuss the results for the quarter and fiscal year ended June 30, 2006. The number to call from within the United States is (800) 230-1059, and (651) 291-5254 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on August 15th through 11:59 PM Eastern time August 17th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 837996.
The Conference Call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc. is a holding company, whose principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., develop, manufacture and market generic and proprietary pharmaceuticals.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr

Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005
	(unaudited)	(unaudited)	2006	2005
Revenues:
Product sales	$319,342	$270,124	$1,168,678	$1,030,174
Alliance, development and other revenue	32,326	10,391	145,787	17,225

Total revenues	351,668	280,515	1,314,465	1,047,399

Costs and expenses:
Cost of sales	98,682	78,730	352,118	304,080
Selling, general and administrative	113,006	117,069	334,771	298,908
Research and development	36,447	33,245	140,158	128,384

Earnings from operations	103,533	51,471	487,418	316,027
Interest income	5,734	4,230	18,851	11,449
Interest expense	232	112	489	1,463
Other income (expense)	16,690	4,272	17,168	3,863

Earnings before income taxes	125,725	59,861	522,948	329,876
Income tax expense	43,471	17,740	186,471	114,888

Net earnings	$82,254	$42,121	$336,477	$214,988

Earnings per common share — diluted:
Net earnings	$0.76	$0.40	$3.12	$2.03
Weighted average shares — assuming dilution	108,084	106,347	107,798	106,052

Stock-based compensation expense:
Cost of sales	$1,745	$—	$8,088	$—
Selling, general and administrative	3,230	—	13,355	—
Research and development	1,290	—	5,649	—

Total stock-based compensation expense	$6,265	$—	$27,092	$—

	As of	As of
	6/30/06	6/30/05
Cash & cash equivalents	$24,422	$115,793
Marketable securities — Current and long-term	595,614	581,255
Accounts receivable	226,026	160,059
Other receivables	50,235	21,411
Inventory	134,266	137,638
Accounts payable & accrued liabilities	169,167	201,631
Working capital	921,663	780,386
Total assets	1,921,419	1,490,306
Total debt	16,247	20,939
Shareholders’ equity	1,690,956	1,233,970

	Twelve Months Ended
	June 30,
	2006	2005

Cash flow provided by operations	$327,339	$363,035
Capital expenditures	61,000	55,157

Barr Pharmaceuticals, Inc.
Reconciliation of EPS to Adjusted EPS
For the three and twelve months ended June 30, 2006 and 2005
(unaudited)

	Three Months Ended
	June 30,
	2006	2005
Earnings per common share — assuming dilution	$0.76	$0.40
After tax effect of:
Mircette settlement charge	—	0.37
Step-up charge for inventory	0.05	—
Settlement charge for Invamed	0.13	—
Unrealized gain on venture fund	(0.04)	—
Foreign currency hedge appreciation	(0.06)	—

Earnings per common share — assuming dilution, net of charges	$0.84	$0.77

	Twelve Months Ended
	June 30,
	2006	2005
Earnings per common share — assuming dilution	$3.12	$2.03
After tax effect of:
Mircette settlement charge	(0.05)	0.37
Step-up charge for inventory	0.13	—
Settlement charge for Invamed	0.13	—
Unrealized gain on venture fund	(0.04)	—
Foreign currency hedge appreciation	(0.06)	—

Earnings per common share — assuming dilution, net of charges	$3.23	$2.40

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with GAAP, the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarters and fiscal years ended June 30, 2006 and 2005. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Fiscal 2006
For the fiscal year ended June 30, 2006, these excluded charges and/or benefits consist of the following:
Selling, General & Administrative
•	A $22.5 million charge, or $0.13 per fully diluted share, related to a settlement of litigation with Sandoz regarding the raw material source for Warfarin Sodium.

•	A net benefit of $8.4 million, or $0.05 per fully diluted share, taken in the quarter ended December 31, 2005, primarily related to a partial reimbursement of the $63.2 million charge the Company recorded in the fourth quarter of fiscal 2005 (see below) when it announced the agreement to acquire the Mircette® oral contraceptive product and settle related litigation.
Margins
•	Non-cash charges relating to the write-up of inventory acquired from FEI Health, LLC in November 2005 of (1) $8.3 million, or $0.05 per fully diluted share, taken in the fourth quarter of fiscal 2006; (2) $7.8 million, or $0.05 per fully diluted share, taken in the third quarter of fiscal 2006; and (3) $4.7 million, or $0.03 per fully diluted share, taken in the second quarter of fiscal 2006.
Other Income
•	A benefit of $10.3 million, or $0.06 per fully diluted share, related to a gain on the Company’s foreign currency hedge entered into in connection with its proposed acquisition of PLIVA, d.d.

•	A gain of $6.7 million, or $0.04 per fully diluted share, representing the Company’s share of the net income recorded by two venture funds in which the Company is a limited partner. Such net income was driven principally by unrealized gains.
Fiscal 2005
For the fiscal year ended June 30, 2005, there is one excluded charge:
Selling, General & Administrative
•	A $63 million charge, or $0.37 per fully diluted share, related to the settlement of litigation with Organon and the acquisition of the Mircette® oral contraceptive product.